Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

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WASHINGTON, D.C.
WILMINGTON

BEIJING
BRUSSELS
FRANKFURT
August 16, 2024	HONG KONG
LONDON
MUNICH
PARIS
SÃO PAULO
SEOUL
SHANGHAI
SINGAPORE
TOKYO
TORONTO

FTC Solar, Inc.
9020 N Capital of Texas Hwy, Suite I-260,
Austin, Texas 78759

RE:	FTC Solar, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to FTC Solar, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the registration of up to 6,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that may be issued pursuant to equity grants to Yann Brandt outside of a share incentive plan, pursuant to an employment inducement award within the meaning of The Nasdaq Stock Market LLC Listing Rule 5635(c)(4) (the “Employment Inducement Award”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)	the form of Restricted Stock Unit Inducement Award Agreement, by and between the Company and Yann Brandt (the “RSU Inducement Award Agreement”), setting forth terms of the Employment Inducement Award;

FTC Solar, Inc.
August 16, 2024

(b)
the form of Share Target Restricted Stock Unit Inducement Award Agreement, by and between the Company and Yann Brandt (the “Restricted Stock Unit Inducement Award Agreement” and, together with the RSU Inducement Award Agreement, the “Inducement Agreements”), setting forth terms of the Employment Inducement Award;

(c)	the Employment Agreement, dated July 17, 2024, by and between the Company and Yann Brandt;

(d)	the FTC Solar, Inc. 2021 Stock Incentive Plan (the terms of which are incorporated by reference in the Inducement Agreements);

(e)	the Registration Statement in the form to be filed with the Commission on the date hereof;

(f)	an executed copy of a certificate of Cathy Behnen, Chief Financial Officer of the Company, dated the date hereof (the “Officer’s Certificate”);

(g)
a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), as in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of August 16, 2024 and certified pursuant to the Officer’s Certificate;

(h)	a copy of the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”), as amended and in effect as of the date hereof and certified pursuant to the Officer’s Certificate;

(i)
a copy of certain resolutions of the Board of Directors of the Company adopted on July 17, 2024, relating to the appointment of Mr. Brandt, the employment agreement of Mr. Brandt, the Employment Inducement Award, the proposed terms of the Inducement Agreements, the filing of the Registration Statement and certain related matters, as certified pursuant to the Officer’s Certificate;

(j)	a certificate, dated August 16, 2024, from the Secretary of State of the State of Delaware, with respect to the Company’s existence and good standing in the State of Delaware; and

(k)	a specimen certificate representing the Common Stock.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

FTC Solar, Inc.
August 16, 2024

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, upon execution of the Inducement Agreements and when the Shares are issued and paid for in accordance with the terms and conditions of the Employment Inducement Award and the applicable Inducement Agreement, the Shares will be validly issued, fully paid and nonassessable.

In rendering the opinion stated herein, we have assumed that (i) an appropriate account statement evidencing the Shares credited to Mr. Brandt’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent; (ii) the issuance of the Shares will be properly recorded in the books and records of the Company; (iii) the consideration received by the Company for each of the Shares delivered pursuant to the Employment Inducement Award shall not be less than the $0.0001 per share; (iv) the Company will continue to have sufficient authorized shares of Common Stock; and (v) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MJH